As filed with the Securities and Exchange Commission on April 11, 2025

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-125679

FORM S-8 REGISTRATION STATEMENT NO. 333-167253

FORM S-8 REGISTRATION STATEMENT NO. 333-209664

FORM S-8 REGISTRATION STATEMENT NO. 333-265404

UNDER

THE SECURITIES ACT OF 1933

Air Transport Services Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-1631624
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

145 Hunter Drive

Wilmington, OH 45177

(Address, including zip code, of registrant’s principal executive offices)

ABX Air, Inc. 2005 Long-Term Incentive Plan

Air Transport Services Group, Inc. Amended and Restated 2005 Long-Term Incentive Plan

Air Transport Services Group, Inc. 2015 Long-Term Incentive Plan

Air Transport Services Group, Inc. Amended and Restated 2015 Long-Term Incentive Plan

(Full title of the plan)

W. Joseph Payne

Air Transport Services Group, Inc.

145 Hunter Drive

Wilmington, Ohio 45177

(Name and address of agent for service)

Telephone: (937) 382-5591

(Telephone number, including area code, of agent for service)

COPIES TO:

Veronica M. Wissel

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4794

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Air Transport Services Group, Inc., a Delaware Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-125679, filed by ABX Air, Inc. (the “Predecessor”) with the SEC on June 9, 2005, relating to the registration of 3,000,000 shares of the Predecessor’s common stock, par value $0.01 per share, issuable pursuant to awards under the ABX Air, Inc. 2005 Long-Term Incentive Plan, as amended pursuant to the post-effective amendment filed on Form S-8 POS filed with the SEC on January 15, 2008.

•	Registration Statement No. 333-167253, filed with the SEC on June 2, 2010, relating to the registration of 3,000,000 shares of the Company’s common stock, par value $0.01 per share, issuable pursuant to awards under the Air Transport Services Group, Inc. Amended and Restated 2005 Long-Term Incentive Plan.

•	Registration Statement No. 333-209664, filed with the SEC on February 23, 2016, relating to the registration of 3,000,000 shares of the Company’s common stock, par value $0.01 per share, issuable pursuant to awards under the Air Transport Services Group, Inc. 2015 Long-Term Incentive Plan; and

•	Registration Statement No. 333-265404, filed with the SEC on June 3, 2022, relating to the registration of 3,000,000 shares of the Company’s common stock, par value $0.01 per share, issuable pursuant to awards under the Air Transport Services Group, Inc. Amended and Restated 2015 Long-Term Incentive Plan.

On April 11, 2025, Stonepeak Nile MergerCo Inc., a Delaware corporation (“MergerCo”) and a wholly owned subsidiary of Stonepeak Nile Parent LLC, a Delaware limited liability company (“Parent”), completed its merger (the “Merger”) with and into the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of November 3, 2024, by and among Parent, MergerCo and the Company. The Company was the surviving corporation in the Merger and, as a result, is now a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated any and all offerings and sales of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but remaining unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Wilmington, Ohio, on April 11, 2025.

AIR TRANSPORT SERVICES GROUP, INC.

By:	/s/ W. Joseph Payne
	Name:	W. Joseph Payne
	Title:	Chief Legal Officer & Secretary

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.